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                      June 5, 2024

       Kirkland Andrews
       Chief Financial Officer
       Evergy, Inc.
       1200 Main Street
       Kansas City, MO 64105

                                                        Re: Evergy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No. 001-38515

       Dear Kirkland Andrews:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Steve Busser